Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000 mww@chyron.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2000 jerryk@chyron.com

CHYRON REPORTS IMPROVED THIRD QUARTER 2005 RESULTS

MELVILLE, N.Y. - November 8, 2005 - Chyron Corporation (OTCBB: CYRO) today announced that for its third quarter, the Company generated revenues of $6.6 million and net income of $0.5 million, which brought the Company into profitability on a year-to-date basis. For the first nine months of 2005, revenues were $18.3 million and the Company showed net income of $11 thousand.

Third quarter revenues of $6.6 million were an increase of $0.3 million or five percent over the $6.3 million reported for the same quarter last year. The revenues included approximately $0.1 million in sales from the Company's new ChyTV product line, which launched in the first quarter of this year. Nine-month revenues of $18.3 million, including $0.2 million for the ChyTV product line, were $1.4 million or eight percent higher than the $16.9 million reported for the first nine months of 2004.

CEO and President Michael Wellesley-Wesley commented, "The year-over-year increase in third quarter broadcast graphics revenues is encouraging. This growth coupled with tight expense controls resulted in the highest reported quarterly operating profit in several years. Our performance should continue to improve as ChyTV products begin to gain market acceptance and we continue to achieve further gains in broadcast graphics market share."

"At present the profitability of our broadcast graphics business is being obscured to some extent by the startup costs associated with our ChyTV business. Although ChyTV sales were flat with the prior quarter, the recent deployment of ChyTV's video alert system for a high profile government facility gives me confidence that ChyTV will soon begin to justify the $0.9 million expense attributable to the rollout of this product line in the first nine months of 2005," added Mr. Wellesley-Wesley.

The $0.5 million net income for the third quarter, which included a $0.3 million net loss from the Company's new ChyTV business, represented an improvement over the net income of $0.3 million for the third quarter of 2004. The $11 thousand net income for the first nine months was down from the $0.2 million net income for the comparable prior year period largely due to a $0.8 million net loss associated with the ChyTV business, which loss offset a slightly higher net income from the broadcast graphics business for the first nine months.

Gross margins for this year's third quarter were 60 percent and for the first nine months were 61 percent, the same as the prior year's comparable periods.

At September 30, 2005, the Company had cash on hand of $1.7 million and working capital of $2.6 million. For the nine months ended September 30, net cash of $0.2 million was used in operating activities, $0.3 million was provided by investing activities and $1.3 million was used in financing activities, primarily to retire early one-half of the Series C Debentures principal and accrued interest at the end of the first quarter. Excluding the cash used to retire Series C Debentures, the Company was cash positive for the first nine months of 2005.

Chyron Corporation

With unwavering clarity of vision, Chyron continues to define and dominate the world of broadcast graphics. Winner of numerous awards, including two Emmys, Chyron has proven itself as the undisputed leader in the industry. From the compact Micro-X to the blazing Hyper-X SD/HD, Chyron's exceptional Duet product line brings unmatched, 2D and 3D graphics creation and performance to the most demanding studio and mobile operations. Rounding out Chyron's graphics offerings are still and clip servers, ticker and telestration systems, and MOS newsroom integration solutions. The ChyTV product line leverages Chyron's broadcast expertise with video graphics devices for microcasting and digital displays. Chyron has a unique, 30-year history of service and support for its products that far exceeds that of most manufacturers. For more information about Chyron products and services, please visit the company websites at www.chyron.com and www.chytv.com (OTC BB: CYRO).

From time to time, including in this press release, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, changes in the industry, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company's business include, without limitation, the following: product concentration in a mature market, dependence on the emerging digital market and the industry's transition to DTV and HDTV, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, a highly competitive environment, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, fluctuations in quarterly operating results, ability to maintain adequate levels of working capital, the viability of the OTC Bulletin Board as a trading platform and expansion into new markets.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In U.S. dollar thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Net sales	$ 6,564	$ 6,292	$18,321	$16,904
Gross profit	3,940	3,788	11,225	10,300
Operating expenses:
Selling, general and administrative	2,737	2,634	8,954	7,568
Research and development	719	820	2,128	2,564
Total operating expenses	3,456	3,454	11,082	10,132
Operating income	484	334	143	168
Interest and other income (expense), net	(28)	(8)	(132)	40
Net income	456	326	11	208

Net income per common share -
basic and diluted:	$ .01	$ .01	$ .00	$ .01

Weighted average number of common and
common equivalent shares outstanding -
Basic	41,352	40,782	41,341	40,751
Diluted	41,659	41,519	41,608	41,535

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In U.S. dollar thousands)

	September 30,	December 31,
	2005	2004
Assets:
Cash and cash equivalents	$ 1,659	$ 2,855
Accounts receivable, net	3,999	3,388
Inventories, net	2,613	2,570
Other current assets	248	718
Total current assets	8,519	9,531
Non-current assets	664	774
Total assets	$ 9,183	$10,305

Liabilities and shareholders' deficit:
Current liabilities	$ 5,954	$ 5,758
Non-current liabilities	4,521	5,868
Total liabilities	10,475	11,626

Shareholders' deficit	(1,292)	(1,321)
Total liabilities and shareholders' deficit	$ 9,183	$10,305

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